Exhibit 99.1

TransMontaigne Partners LLC

Contact:

Frederick W. Boutin, CEO

Robert W. Fuller, CFO

Matthew White, General Counsel

303-626-8200

TransMontaigne Appoints Randal Maffett as Chief Executive Officer

Fred Boutin to Transition to Executive Chairman of the Board

DENVER - September 21, 2023 – TransMontaigne Partners LLC (“TransMontaigne” or the “Company”), a leading provider of terminaling, storage, transportation and related services to the energy industry, today announced that Randal “Randy” Maffett has been appointed Chief Executive Officer of the Company, effective October 1, 2023. Fred Boutin, who has served as CEO of TransMontaigne since 2014, will become Executive Chairman of the Board of Managers (the “Board”) of TLP Acquisition Holdings, LLC.

“TransMontaigne’s strategic asset footprint will enable the Company to continue to grow with its customers, including to support energy transition related projects. Mr. Maffett’s longstanding track record, and alignment with our long-term objectives, makes him an ideal choice to lead this transformation,” said Angelo Acconcia, a Board member and a partner at ArcLight Capital Partners, LLC, which invested in the business in 2016. “We are grateful for Fred’s significant contributions to TransMontaigne over the years. Under his leadership, the Company has experienced significant growth while maintaining exemplary health and safety credentials and providing superb reliability to customers.”

Prior to joining TransMontaigne, Mr. Maffett served as Chief Commercial Officer of Kinder Morgan Terminals from 2014 to 2019, Senior Vice President, Corporate Development of CVR Energy, Inc. from 2011 to 2014, and in other roles in the energy industry dating back to 1979.

“I am honored by the opportunity to serve as TransMontaigne’s next CEO. The Company’s 54 state-of-the-art terminals are ideally situated to meet our customers’ evolving demand requirements. As the use of renewable fuels becomes more common, our terminals are primed to take on the logistical needs of bulk liquid suppliers across the United States,” said Mr. Maffett. “I look forward to working with the leadership team to continue to create superior value for all our stakeholders and employees.”

Mr. Boutin guided TransMontaigne through a period of progressive transformation, including the privatization of TransMontaigne Partners LP in 2019, the acquisition of two large terminals in Northern California in 2019 and the acquisition of a significant terminaling and pipeline presence in the Pacific Northwest in 2021.

“It has been a privilege to lead TransMontaigne for the last nine years,” said Mr. Boutin. “I could not be more pleased that Randy will be the next CEO. He has a proven track record in our industry and is the right leader to ensure TransMontaigne’s continued success.”

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About TransMontaigne

TransMontaigne Partners LLC is an integrated terminaling, storage, transportation and related services company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio rivers, in the Southeast, in the Pacific Northwest and along the West Coast.  TransMontaigne provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of bulk liquids.  TransMontaigne is controlled by its member, TLP Finance Holdings, LLC, which is an indirect wholly owned subsidiary of ArcLight Energy Partners Fund VI, L.P.  News and additional information about TransMontaigne Partners LLC is available at www.transmontaignepartners.com.

 About ArcLight

ArcLight Capital Partners, LLC is an experienced, middle-market, value add infrastructure investment firm. Founded in 2001, ArcLight helped establish infrastructure as an asset class by pioneering an asset-based private equity approach to investing in infrastructure and has since built an experienced and successful investment platform. Based in Boston, ArcLight's investment team employs a value-added, operationally intensive investment approach that benefits from its dedicated in-house technical, operational, and commercial specialists and partners, as well as the firm's approximately 1,900-person asset management operational partner. More information about ArcLight can be found at www.arclight.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation our projections on renewables demand. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 10,2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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